Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated February 21, 2019, with respect to the consolidated financial statements for the years ended December 31, 2018 and 2017, included in the Annual Report of Advanced Energy Industries, Inc. on Form 10-K for the year ended December 31, 2019. We consent to the incorporation by reference of said report in the Registration Statements of Advanced Energy Industries, Inc. on Forms S-3, as amended (File Nos. 333-167027, 333-110534, 333-87720, 333-72748, 333-47114, 333-37378, 333-87455, 333-87459, and 333-34039) and on Forms S-8 (File Nos. 333-01616, 333-04073, 333-46705, 333-57233, 333-65413, 333-79425, 333-79429, 333-62760, 333-69148, 333-69150, 333-87718, 333-105367, 333-105366, 333-105365, 333-129859, 333-129858, 333-147289, 333-152865, 333-167741, 333-168519, and 333-221376).

/s/ GRANT THORNTON LLP

Denver, Colorado

March 2, 2020